EXECUTIVE RETIREMENT AGREEMENT

      THIS EXECUTIVE RETIREMENT AGREEMENT (the "Agreement") is dated and made effective as of January 19, 1999. The parties to the Agreement (the "Parties" and each a "Party") are ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), and WENDELL P. HURLBUT, Chairman of the Board and Chief Executive Officer of the Company ("Mr. Hurlbut").

      A. Mr. Hurlbut has been employed by the Company and, previously, by companies that the Company acquired, since November 1972. He has served as the Company's Chief Executive Officer since May 1988, as a member of the Company's Board of Directors since February 1989 and as Chairman of the Board since January 1993. Mr. Hurlbut also served as President of the Company from May 1988 until September 1997.

      B. Mr. Hurlbut now desires to retire as an employee of the Company and the Company is willing to accept Mr. Hurlbut's retirement. His retirement is to occur on and be effective as of January 19, 1999 (the "Retirement Date"). As part of and in connection with his retirement, the Company desires to provide Mr. Hurlbut with certain compensation and other benefits, in addition to those to which he already is entitled, in recognition of Mr. Hurlbut's extensive service to the Company and the financial growth and success experienced by the Company under Mr. Hurlbut's leadership.

      IN ORDER to carry out and give effect to the matters recited in the prior paragraphs of this Agreement, and in consideration of the mutual promises and undertakings set forth below, the Parties, intending to be legally bound, agree as follows:

1.    Retirement

      On the terms and subject to the conditions stated in this Agreement, Mr. Hurlbut's employment with the Company will terminate on the Retirement Date. At that date, Mr. Hurlbut will cease to be the Chief Executive Officer of the Company. While Mr. Hurlbut will continue to serve as a member and Chairman of the Board of Directors of the Company, as provided in this Agreement, he will then cease to be an officer of the Company.

2.    Payments and Benefits

      On his retirement, Mr. Hurlbut will receive the payments and benefits described in this Section 2. These payments and benefits will be made effective or commence, as the case may be, on the day following the Retirement Date, except as expressly provided otherwise. Mr. Hurlbut's payments and benefits will be as follows:

      2.1  Accrued Rights and Benefits

      Mr. Hurlbut will be paid any and all salary, bonus, vacation, benefits and other compensation earned or accrued through the Retirement Date.
Mr. Hurlbut will have and retain all rights and receive all benefits to which he is otherwise entitled, including those identified and set forth in succeeding provisions of this Section 2.

      2.2  Incentive Compensation

      Mr. Hurlbut was an appointee and member of the Company's Long-Term Incentive Compensation Plan and its Corporate Management Incentive Compensation Plan (individually and together, the "Incentive Plans") throughout the Company's 1998 fiscal year. At the Retirement Date, Mr. Hurlbut will have been an appointee and member of the Incentive Plans for the first eighty days of the Company's 1999 fiscal year. Mr. Hurlbut will be paid the entire annual amount of his award under each of the Incentive Plans for the 1998 fiscal year and 80/365ths of the annual amount of his award under each of the Incentive Plans for the 1999 fiscal year. Payment for the 1998 fiscal year will be made prior to January 28, 1999, and payment for the 1999 fiscal year will be made prior to March 1, 2000, in each case in accordance with the Incentive Plans' provisions.

      2.3  Stock Option Exercise Period

      Mr. Hurlbut has unexercised, nonqualified options to acquire
181,000 shares (post-April 20, 1998 stock split) of the Company's common stock, of which 114,250 were vested as of the Retirement Date, which options for stock (the "Options") were granted pursuant to the Esterline Technologies
Corporation 1987 and 1997 Stock Option Plans (the "Stock Option Plans"). As provided in the Stock Option Plans and subject to the insider trading rules, all the Options vested at the Retirement Date may be exercised by Mr. Hurlbut at any time or from time to time until the earlier of three years after the Retirement Date or the expiration date of the Options.

      2.4  Retirement Plan Payments

      Mr. Hurlbut is a participant and beneficiary under the Company's tax-qualified defined benefit retirement plan (the "Qualified Plan"), covering substantially all the Company's U.S. employees, and its Supplemental Executive Retirement Plan (the "SERP"), covering certain of the Company's executive officers. Mr. Hurlbut will receive benefits under the Qualified Plan in accordance with its terms and his established benefits entitlement (approximately $128,223 per year during his lifetime calculated on the basis of the 50% Joint Survivor Spouse Option). The Company has agreed to increase the benefits to Mr. Hurlbut under the SERP and provide him with annual payments for his life and that of his wife having an annual benefit of $318,154 during his lifetime, and following his death, 50% of such amount, if his wife survives him, for the remainder of his wife's lifetime. To effect this benefit, and in satisfaction of all obligations to Mr. Hurlbut under the SERP:

      (a) The Company, within 30 days of the Retirement Date, will deliver to Mr. Hurlbut fully paid joint and survivor annuities for his life and the life of his wife (the "Annuity") providing an annual after-tax payment of $192,000 payable monthly to him during his remaining lifetime and, following his death, 50% of such amount to his wife, if she survives him, for the remainder of her lifetime, which equals $318,154 referred to above less tax at the highest marginal rate of U.S. income tax currently in effect. The Annuity will be purchased from two companies mutually and reasonably acceptable to the Parties.

      (b) The first of the monthly payments under the Annuity will be made within 30 days of the Retirement Date. Succeeding monthly payments will be made on the monthly anniversaries of this first payment.

      (c) The Company will accompany its delivery of the Annuity with a payment in an amount sufficient to fully reimburse Mr. Hurlbut for the anticipated U.S. income tax cost to him (at the highest marginal rate of U.S. income tax currently in effect) from receipt of the Annuity and this reimbursement payment, consistent with Rev. Proc. 81-48, 1981-2 C. B. 623.

      (d) The amounts due under the SERP provided in this Section 2.4 are based upon Mr. Hurlbut's compensation earned through October 31, 1998 and are in full payment and satisfaction of amounts due under the SERP without further adjustment.

      2.5  Service as Chairman of the Board

      As set forth in Section 3, Mr. Hurlbut will continue to serve as Chairman of the Board until the second anniversary of the Retirement Date. As compensation for the additional effort required for his service in this capacity, and as additional recognition for his years of service to the Company, Mr. Hurlbut will be paid a single lump-sum payment of $500,000. This sum will be in addition to Mr. Hurlbut's compensation and expense reimbursement in the normal and established course, commencing with the Retirement Date, as one of the nonemployee members of the Company's Board of Directors. Until the second anniversary of the Retirement Date, the Company will also provide Mr. Hurlbut, without cost to him, with life, accidental death and disability insurance coverage comparable to that provided to him prior to his retirement.

      2.6  Medical and Dental Benefits

      Subject to the limits set forth below, Mr. Hurlbut and his wife will be provided by the Company with lifetime medical and dental insurance coverage without cost to either of them for premiums. The coverage, terms, conditions and benefits will be substantially the same as the more favorable of (a) those offered from time to time to senior executives of the Company or (b) those available to Mr. Hurlbut and his wife immediately prior to the Retirement Date. The maximum cumulative benefits payable to each of Mr. Hurlbut and his wife shall be $100,000.

      2.7  Estate Planning Benefits

      Mr. Hurlbut and his wife will be eligible to receive, without cost to either of them, lifetime estate planning and other financial planning services comparable to those made available from time to time to the Company's Chief Executive Officer, not to exceed a maximum of $15,000 per year for such services.

      2.8  Taxable Benefits

      The benefits payable under this Agreement will be taxable to Mr. Hurlbut and his wife to the extent required by law.

3.    Board of Directors Service

      Following the Retirement Date, Mr. Hurlbut will serve and continue to serve as a nonofficer, nonemployee member of the Company's Board of Directors, subject to the rights of the Company's stockholders to elect and remove Directors and Mr. Hurlbut's right to resign. Mr. Hurlbut will continue to serve as Chairman of the Board until the second anniversary of the Retirement Date. The following provisions will apply with respect to Mr. Hurlbut's service:

      3.1  Duties and Responsibilities

      During his tenure as Chairman of the Board, Mr. Hurlbut will perform the duties and carry out the responsibilities customary and usual for persons occupying such a position. He will chair all meetings of the Company's stockholders and Board of Directors at which he is present and be an ex officio member of all committees of the Board of Directors.
Mr. Hurlbut will be eligible to chair one or more such committees.
Mr. Hurlbut and the Chief Executive Officer of the Company will meet and confer on a regular basis at mutually convenient times concerning the business and affairs of the Company. Mr. Hurlbut is to be kept fully apprised of all matters relevant to the discharge of his duties and responsibilities as Chairman and a member of the Board of Directors.

      3.2  Support

      So long as Mr. Hurlbut remains Chairman of the Board, he will be provided with a senior executive private office at the Company's headquarters, suitably equipped and furnished, together with secretarial and administrative support. Thereafter, and continuing until the fifth anniversary of the Retirement Date, Mr. Hurlbut will be provided with a smaller private office, suitably equipped and furnished, together with secretarial and administrative support. Until the second anniversary of the Retirement Date, Mr. Hurlbut will be provided with an automobile comparable to that currently used by him. All the support identified in the prior three sentences will be provided without cost to Mr. Hurlbut, except only to the extent that automobile costs must be borne by senior executives of the Company pursuant to Internal Revenue Service requirements. In the event and to the extent that Mr. Hurlbut agrees to perform, and incurs costs or expenses in the course of performing, services for the Company requested or authorized by the Board of Directors or the Company's Chief Executive Officer, Mr. Hurlbut will be fully and promptly reimbursed for these costs and expenses (including, if incurred, first-class airfare).

      3.3  Effect of Termination

      In the event that Mr. Hurlbut voluntarily resigns as Chairman of the Board prior to the second anniversary of the Retirement Date, unless done in anticipation of or following a "change of control" of the Company (as defined in the Termination Protection Agreement entered into by Mr. Hurlbut and the Company as of December 3, 1990 and amended as of February 7, 1995), he must reimburse the Company for any unearned portion of the $500,000 payment received by him under Section 2.5, determined by multiplying this amount by a fraction, the numerator of which is the number of days from the date of retirement as Chairman of the Board to the Retirement Date's second anniversary and the denominator of which is 731. Subject only to the preceding sentence, none of the payments, benefits, rights or provisions of or for support set forth in Section 2 or this Section 3 will be limited, reduced, modified, terminated or otherwise affected in any respect on, or in the event or by reason of Mr. Hurlbut's resignation, removal or not being a candidate or elected as, or otherwise ceasing to be a member or Chairman of the Board of Directors, irrespective of the reason or cause.

4.    Indemnification

      4.1  Company Obligation

      Except only in the circumstances described in Section 4.3, the Company promises and agrees to indemnify and defend Mr. Hurlbut against, and hold Mr. Hurlbut harmless from and in respect of, any and all expenses (including attorneys' fees, disbursements and costs), judgments, fines, damages, awards, penalties, assessments, contributions and amounts paid in settlement directly or indirectly arising out of or relating to any action, suit or proceeding, irrespective of whether threatened, pending or completed and irrespective of whether civil, criminal, administrative or investigative in nature, in which Mr. Hurlbut is a party, witness or other participant by reasons of the fact that he was, is or may be serving (a) as an officer, director, employee or agent of the Company or one or more of its subsidiaries or other affiliates, or (b) at the request of the Company as an officer, director, employee, trustee, manager or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise (a "Proceeding"). The preceding indemnification obligations and other requirements apply to and include a Proceeding by or in the right of the Company.

      4.2  Advancement of Expenses

      Mr. Hurlbut's expenses (including attorneys' fees, disbursements and costs) must be paid or reimbursed promptly as incurred and in advance of any final disposition of any Proceeding. If requested by the Company, Mr. Hurlbut will give the Company his unsecured undertaking to repay these expenses should he be found pursuant to Section 4.3 not to be entitled to indemnification.

      4.3  Wrongful Conduct

      The Company will not be obligated to indemnify and defend Mr. Hurlbut with respect to a Proceeding as set forth in Section 4.1 in the event, but only in the event, that (a) the Proceeding is terminated by a judgment against, order or conviction of, or plea of nolo contendere or its equivalent, by Mr. Hurlbut and (b) the court or other tribunal hearing the Proceeding expressly finds that Mr. Hurlbut (i) did not act in good faith or in a manner which he reasonably believed to have been in or not opposed to the best interests of the Company or, in the case of a criminal proceeding, had reasonable cause to believe his conduct was unlawful and (ii) in view of all the circumstances, is not entitled to be indemnified by the Company.

      4.4  Additional Rights

      The provisions of this Section 4, if broader in scope, are in addition to, and not in lieu of, other rights and remedies that are or may be available to Mr. Hurlbut, whether under the Company's certificate of incorporation or bylaws, by operation of law or otherwise. Section 4.1 is intended to be construed and interpreted as broadly as possible to the extent permitted under Section 145(f) of the Delaware General Corporation Law.

5.    Representations and Warranties

      Each Party represents and warrants to the other Party that (a) this Agreement has been duly executed and delivered by the representing Party,
(b) is the legal, valid and binding obligation of the representing Party, enforceable against the representing Party in accordance with its terms, and
(c) the representing Party has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and perform such Party's obligations under this Agreement. Without limiting the preceding provisions, the Company specifically represents and warrants that any and all corporate action required to approve this Agreement, including obtaining approval of its Board of Directors by vote of disinterested Directors, has been taken and obtained.

6.    General Release of Claims

      Mr. Hurlbut and the Company hereby fully release and discharge each other, and the Company's officers, directors, stockholders, employees, agents and representatives from any and all debts, obligations, promises, actions or claims that have arisen in any way out of Mr. Hurlbut's employment with the Company and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company's right to terminate employees, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, The Washington Law Against Discrimination and any other legal limitation on the employment relationship. Mr. Hurlbut represents that he has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court and agrees that he will not initiate, assist or encourage any such actions. This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Mr. Hurlbut or the Company from filing a lawsuit for the exclusive purpose of enforcing their rights under this Agreement. Nothing is this paragraph nor in any other paragraph of this Agreement shall constitute a release or waiver of any claims or causes of action the Company has against Mr. Hurlbut or any other person or entity with respect to any matter of thing arising out of or in connection with Mr. Hurlbut's purchase or sale of any securities of the Company. Nothing in this Agreement shall be used for any purposes in connection with any such claims or causes of action. Mr. Hurlbut's release of claims shall not affect any indemnification rights or obligations to which he may be subject under Section 4 of this Agreement.

7.    Review and Revocation Period

      Mr. Hurlbut shall have 21 days to review this Agreement and consult legal counsel if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by the Company.
Mr. Hurlbut may revoke this Agreement if he so chooses by providing notice of his decision to revoke this Agreement to the Company within seven days following the date he signs this Agreement. This Agreement shall become effective and enforceable on expiration of this seven-day revocation period.

8.    Noncompetition, Nonsolicitation and Confidentiality

      8.1  Scope of Competition

      So long as Mr. Hurlbut serves as a director of the Company and for a period of three years from the date on which he ceases to be a director of the Company, Mr. Hurlbut agrees that he will not (except on behalf of or with the prior written consent of the Company), directly or indirectly
(a) solicit, divert, appropriate to or accept on behalf of any Competing Business (as hereinafter defined) or (b) attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any customer or actively sought prospective customer of the Company with whom he has dealt, whose dealings with the Company have been supervised by him or about whom he has acquired Confidential Information (as hereinafter defined) in the course of his services for the Company. During the same period, Mr. Hurlbut will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this Section 8, he will not be considered to be connected with any Competing Business solely on account of his ownership of less than 5% of the outstanding capital stock or equity interests in any person carrying on the Competing Business. Mr. Hurlbut agrees that this restriction is reasonable, but further agrees that, should a court exercising a jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable. "Competing Business" means any business whose efforts are in competition with the efforts of the Company or any of its subsidiaries or affiliates. A Competing Business includes any business whose efforts involve any research and development, products or services in competition with products or services which are, during or at the end of the three year period specified above, either (a) produced, marketed or otherwise commercially exploited by the Company or any of its subsidiaries or affiliates or (b) related to actual or demonstrably anticipated research or development by the Company or any of its subsidiaries or affiliates.

      8.2  Scope of Nonsolicitation

      So long as Mr. Hurlbut serves as a director of the Company and for a period of three years from the date on which he ceases to be a director of the Company, Mr. Hurlbut will not induce, or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries or affiliates to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business.

      8.3  Confidential Information

      Except as required for the performance of his services for the Company or as authorized in writing by the Company, Mr. Hurlbut will not use, disclose, publish or distribute any material Confidential Information. At such time as Mr. Hurlbut ceases to be a director of the Company, Mr. Hurlbut will return all material Confidential Information and all other documents, data and other materials of whatever nature and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing. "Confidential Information" means any information that
(a) relates to the business of the Company, (b) is not generally available to the public, and (c) is conceived, compiled, developed, discovered or received by, or made available to, Mr. Hurlbut, whether solely or jointly with others, and whether or not while engaged in performing services for the Company. Confidential Information includes information, both written and oral, relating to inventions, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, prospects, opportunities, contracts or assets of the Company or any of its subsidiaries or affiliates. Confidential Information also includes any information which has been made available to the Company or any of its subsidiaries or affiliates by or with respect to third parties of which the Company or any of its subsidiaries or affiliates is obligated to keep confidential.

      8.4  Equitable Relief

      Mr. Hurlbut acknowledges that the provisions of this Section 8 are essential to the Company, that the Company would not enter into this Agreement if it did not include this Section 8 and that damages sustained by the Company as a result of a breach of this Section 8 cannot be adequately remedied by damages, and Mr. Hurlbut agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 8.

9.    General Provisions

      9.1  Public Announcements

      A public announcement concerning this Agreement or its terms and conditions may be made by, and only by, the Company. The Company agrees to consult with Mr. Hurlbut concerning the content of any such announcement.

      9.2  Knowing and Voluntary Agreement

      Mr. Hurlbut represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have against the Company and its agents, understands that he has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source. Each Party will bear its own costs and expenses associated with this Agreement.

      9.3  Notices

      All notices, consents, waivers and other formal communications under this Agreement must be in writing. They will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Party):

      If to the Company, to:

            Esterline Technologies Corporation
            Attn:  Chief Executive Officer
            10800 N.E. 8th Street
            Bellevue, WA  98004
            Fax:  425.453.2916
      with a copy to:

            Perkins Coie LLP
            Attn:  J. Shan Mullin
            1201 Third Avenue, 40th Floor
            Seattle, WA  98101-3099
            Fax:  206.583.8500

      And if to Mr. Hurlbut, to:

            Wendell P. Hurlbut
            P.O. Box 341
            Mercer Island, WA 98040-0341
      with a copy to:

            Heller Ehrman White & McAuliffe
            Attn:  Bruce M. Pym
            701 Fifth Avenue, Ste. 6100
            Seattle, WA  98104-7098
            Fax:  206.447.0849

      9.4  Further Assurances

      The Parties agree to (a) furnish on request to each other such further information, (b) execute and deliver to each other such other documents and
(c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

      9.5  Waiver

      The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

      9.6  Entire Agreement; Modification

      This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

      9.7  Successors and Third-Party Rights

      This Agreement will apply to, be binding in all respects on and inure to the benefit of the heirs, beneficiaries, successors and assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all its provisions and conditions are for the sole and exclusive benefit of the Parties and their heirs, beneficiaries, successors and assigns.

      9.8  Severability

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      9.9  Section Headings; Construction

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The language of this Agreement has been negotiated and chosen by the Parties jointly to express their mutual intent. No rule of construction based on which Party drafted this Agreement or certain of its provisions will be applied against either Party. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      9.10  Time of Essence

      Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

      9.11  Counterparts

      This Agreement may be executed in one or more counterparts and may be delivered by manually signed counterpart or, if followed by a manually signed counterpart, by facsimile. Each counterpart will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      9.12  Attorneys' Fees

      If any action, suit or proceeding is instituted by a Party with respect to this Agreement or its performance, the prevailing Party, in addition to any other recovery or relief as may be awarded, will be entitled to its or his costs, expenses and reasonable attorneys' fees as determined by a trial court, arbitrator or, in the event of an appeal, the appellate court.

ESTERLINE TECHNOLOGIES
CORPORATION

   /s/ Robert W. Stevenson             /s/ Wendell P. Hurlbut
By:_______________________________     ____________________________________
   Robert W. Stevenson                 Wendell P. Hurlbut
   Executive Vice President

                              Glossary of Terms

Term                                   Definition
----                                   ----------
Agreement                              Opening [Paragraph]
Annuity                                Section 2.4
Company                                Opening [Paragraph]
Competing Business                     Section 8.1
Confidential Information               Section 8.3
Incentive Plans                        Section 2.2
Mr. Hurlbut                            Opening [Paragraph]
Options                                Section 2.3
Party and Parties                      Opening [Paragraph]
Proceeding                             Section 4.1
Qualified Plan                         Section 2.4
Retirement Date                        Recital [Paragraph] B
SERP                                   Section 2.4
Stock Option Plans                     Section 2.3